Exhibit 99.1

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FIRST QUARTER 2017 RESULTS;
ADVANCED PRODUCTS GROW 60% Y-T-Y, STRONG PROFITABILITY

SAN JOSE, CA, July 27, 2016-- Xilinx, Inc. (Nasdaq: XLNX) today announced first quarter fiscal 2017 sales of $575 million, up 1% sequentially, and up 5% from the first quarter of the prior fiscal year. First quarter net income was $163 million, or $0.61 per diluted share.

The Xilinx Board of Directors declared a quarterly cash dividend of $0.33 per outstanding share of common stock payable on August 24, 2016 to all stockholders of record at the close of business on August 11, 2016.

Additional first quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016	Q-T-Q	Y-T-Y
Net revenues	$575	$571	$549	1%	5%
Operating income	$186	$178	$178	5%	4%
Net income	$163	$145	$148	12%	10%
Diluted earnings per share	$0.61	$0.54	$0.55	13%	11%

“Xilinx continues to deliver on technology leadership and execution. Sales from our 28nm product family achieved a new record during the quarter. Momentum from our 20nm products continued to be strong, with sales easily surpassing our $30 million target. In addition, 16nm products continued to gain exceptional customer adoption with all three Ultrascale+ product families shipping to over 100 customers in a broad base of end markets,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “Profitability was stronger than expected during the quarter. Gross margin of 70.7% was up from 69.2% in the prior quarter, primarily as a result of operational efficiencies and mix. Operating margin was 32.4%, driven by better gross margin and controlled operating expenses.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016	Q-T-Q	Y-T-Y
North America	32%	32%	34%	1%	-1%
Asia Pacific	40%	38%	36%	5%	16%
Europe	19%	21%	19%	-6%	5%
Japan	9%	9%	11%	-4%	-15%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016	Q-T-Q	Y-T-Y
Communications & Data Center	44%	43%	38%	4%	22%
Industrial, Aerospace & Defense	39%	40%	44%	-2%	-8%
Broadcast, Consumer & Automotive	17%	17%	18%	0%	0%

Net Revenues by Product:

	Percentages			Growth Rates
	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016	Q-T-Q	Y-T-Y
Advanced Products	42%	38%	27%	10%	60%
Core Products	58%	62%	73%	-5%	-16%

Products are classified as follows:

Advanced products: UltraScale+,Ultrascale and 7-series products.
Core products: Virtex-6, Spartan-6, Virtex‐5, CoolRunner‐II, Virtex‐4, Virtex‐II, Virtex‐E, Spartan-3, Spartan-II, Spartan, CoolRunner XC9500 products, configuration solutions, Software & Support/Services.

Note: The product categories represented above have been modified to make categories more meaningful given new product introductions and the maturing of products. For comparative purposes, we have provided supplemental information on our website at www.investor.xilinx.com that presents results based on previous classifications.

Key Statistics:
(Dollars in millions)

	Q1 FY 2017	Q4 FY 2016	Q1 FY 2016

Annual Return on Equity (%)*	25	21	22

Operating Cash Flow	$339	$127	$187

Depreciation Expense	$12	$12	$13

Capital Expenditures	$21	$15	$8

Combined Inventory Days	117	102	138

Revenue Turns (%)	50	49	46

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights - June Quarter

•	The Advanced Products category grew to a record sales level, increasing 60% year over year. Xilinx continues to deliver on technology leadership and world-class execution.

•
Xilinx generated a record $339 million in operating cash flow during the quarter driven by improved profitability as well as lower working capital requirements. Xilinx remains committed to a healthy return of cash to stockholders in the form of dividend and share repurchase.

•
Advanced Micro Devices, ARM, Huawei, IBM, Mellanox, Qualcomm Technologies Inc., a subsidiary of Qualcomm Incorporated, and Xilinx, Inc. joined forces to bring a high-performance open acceleration framework to data centers. The companies are collaborating on the specification for the new Cache Coherent Interconnect for Accelerators (CCIX).  For the first time in the industry, a single interconnect technology specification will ensure that processors using different  instruction set architectures (ISA) can coherently share data with accelerators and enable efficient heterogeneous computing - significantly improving compute efficiency for servers running data center workloads.

•
Xilinx announced the expansion of its 16nm UltraScale+ product roadmap with new acceleration enhanced technologies for the Data Center. The resulting products will deliver the powerful combination of Xilinx's industry-leading 16nm FinFET+ FPGAs with integrated High-Bandwidth Memory (HBM), and support for the recently announced CCIX.

Business Outlook - September Quarter Fiscal 2017

•	Sales are expected to be approximately flat sequentially.

•	Gross margin is expected to be approximately 70%.

•	Operating expenses are expected to be approximately $230 million including $1 million of amortization of acquisition-related intangibles.

•	Other income and expenses are expected to be a net expense of approximately $4 million.

•	Fully diluted share count is expected to be approximately 266 million.

•	September quarter tax rate is expected to be approximately 14%.

Conference Call

A conference call will be held today at 2:00 p.m. Pacific Time to discuss the June quarter financial results and management's outlook for the September quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 32174654. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the September quarter of fiscal 2017. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, changing competitive dynamics due to industry consolidation, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, costs and liabilities associated with current and future litigation, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

Xilinx is the leading provider of All Programmable FPGAs, SoCs, MPSoCs, and 3D ICs. Xilinx uniquely enables applications that are both software defined and hardware optimized - powering industry advancements in Cloud Computing, Embedded Vision, Industrial IoT, and 5G Wireless. For more information, visit www.xilinx.com.

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Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)
	Three Months Ended
	July 2, 2016	April 2, 2016	June 27, 2015
Net revenues	$574,981	$571,066	$549,008
Cost of revenues	168,297	175,799	159,954
Gross margin	406,684	395,267	389,054
Operating expenses:
Research and development	136,125	135,645	126,648
Selling, general and administrative	83,110	80,277	82,143
Amortization of acquisition-related intangibles	1,244	1,244	1,769
Total operating expenses	220,479	217,166	210,560
Operating income	186,205	178,101	178,494
Interest and other expense, net	4,587	8,263	10,527
Income before income taxes	181,618	169,838	167,967
Provision for income taxes	18,569	24,803	20,252
Net income	$163,049	$145,035	$147,715
Net income per common share:
Basic	$0.64	$0.57	$0.57
Diluted	$0.61	$0.54	$0.55
Cash dividends per common share	$0.33	$0.31	$0.31
Shares used in per share calculations:
Basic	252,901	255,467	258,021
Diluted	266,206	268,462	270,730

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
	July 2, 2016	April 2, 2016
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$3,517,978	$3,337,699
Accounts receivable, net	217,014	307,458
Inventories	195,282	178,550
Other current assets	91,426	92,951
Total current assets	4,021,700	3,916,658
Net property, plant and equipment	292,358	283,346
Long-term investments	209,015	220,807
Other assets	403,402	398,458
Total Assets	$4,926,475	$4,819,269

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$391,286	$307,222
Deferred income on shipments to distributors	71,536	51,758
Current portion of long-term debt	588,542	585,417
Total current liabilities	1,051,364	944,397
Long-term debt	994,039	993,639
Deferred tax liabilities	263,413	261,467
Other long-term liabilities	17,856	16,979
Temporary equity	10,131	12,894
Stockholders' equity	2,589,672	2,589,893
Total Liabilities and Stockholders' Equity	$4,926,475	$4,819,269

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)
	Three Months Ended
	July 2, 2016	April 2, 2016	June 27, 2015
SELECTED CASH FLOW INFORMATION:
Depreciation	$11,625	$12,060	$13,253
Amortization	3,713	4,464	4,354
Stock-based compensation	29,404	27,520	26,320
Net cash provided by operating activities	338,636	126,761	186,992
Purchases of property, plant and equipment	20,637	14,835	7,689
Payment of dividends to stockholders	83,599	78,877	80,206
Repurchases of common stock	100,154	143,183	100,000
Proceeds from issuance of common stock
to employees, net of withholding taxes	11,297	29,374	18,444

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$2,119	$2,105	$1,964
Research and development	15,120	15,131	14,692
Selling, general and administrative	12,165	10,284	9,664